EXHIBIT 4a
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of the date of the Annual Report on Form 10-K (“Annual Report”) of which this exhibit is a part, Bristol-Myers Squibb Company (“Bristol Myers Squibb,” or “we,” “us” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) shares of common stock, $0.10 par value per share (“Common Stock”), (ii) the Celgene Contingent Value Rights (the “Celgene CVRs”), (iii) the 2.973% Notes due 2030 (the “2030 Notes”), (iv) the 3.363% Notes due 2033 (the “2033 Notes”), (v) the 1.750% Notes due 2035 (the “2035 Notes”), (vi) the 3.857% Notes due 2038 (the “2038 Notes”), (vii) the 4.289% Notes due 2045 (the “2045 Notes”) and (viii) the 4.581% Notes due 2055 (the “2055 Notes,” together with the 2030 Notes, the 2033 Notes, the 2038 Notes and the 2045 Notes, the “Finance Sub Notes”). In addition, as of the date of the Annual Report, Bristol Myers Squibb’s $2.00 convertible preferred stock, par value $1.00 per share (the "$2.00 convertible preferred stock") is registered pursuant to Section 12(g) of the Exchange Act.
DESCRIPTION OF CAPITAL STOCK
The following description of the terms of our capital stock is a summary only and is qualified in its entirety by reference to the relevant provisions of the General Corporation Law of Delaware, as amended (the “DGCL”), Bristol Myers Squibb’s Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Bristol Myers Squibb’s by-laws (as amended, the “By-laws”). You should refer to the Certificate of Incorporation and the By-laws, both of which we have filed as an exhibit to the Annual Report. In addition, you should refer to the DGCL, which may also affect the terms of our capital stock.
Bristol Myers Squibb Common Stock
General
Bristol Myers Squibb is authorized to issue up to 4.5 billion shares of common stock, $0.10 par value per share. The Common Stock is listed on the New York Stock Exchange under the symbol “BMY.”
Dividends
Holders of Common Stock are entitled to receive dividends out of any assets legally available for payment of dividends as may from time to time be declared by our board of directors, subject to the rights of the holders of the preferred stock.
Voting
Each holder of Common Stock is entitled to one vote per share on all matters requiring a vote of the stockholders, including, without limitation, the election of directors. The holders of Common Stock do not have cumulative voting rights. Except as otherwise provided by applicable law, rule or regulation, by the rules or regulations of any securities exchange applicable to Bristol Myers Squibb or its securities, or by the Certificate of Incorporation or the By-laws, all matters shall be decided by the holders of a majority in voting power of the outstanding shares of stock of Bristol Myers Squibb present in person or by proxy and entitled to vote thereon.
Rights Upon Liquidation
In the event of Bristol Myers Squibb’s voluntary or involuntary liquidation, dissolution, or winding up, the holders of Common Stock will be entitled to share equally in Bristol Myers Squibb’s assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.
Board of Directors
The By-laws provide that the Bristol Myers Squibb board of directors shall be a single class, elected annually at any meeting for the election of directors at which a quorum is present (a quorum being a majority of the stockholders), pursuant to a majority of the votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard is a plurality of votes cast.
Preemptive and Other Rights
Shares of Common Stock are not redeemable and have no subscription, conversion or preemptive rights. There are no sinking fund provisions applicable to shares of Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to the outstanding shares of $2.00 convertible preferred stock, and may be adversely affected by the rights of the holders of shares of any series of preferred stock that Bristol Myers Squibb may designate and issue in the future.
Preferred Stock
Bristol Myers Squibb is authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. Bristol Myers Squibb’s $2.00 convertible preferred stock votes as a single class with Bristol Myers Squibb’s Common Stock, with each share entitled to a single vote. Subject to limitations prescribed by law, our board of directors is authorized at any time to:
•issue one or more series of preferred stock;
•determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and
•determine the number of shares in any series.
Our board of directors is also authorized to determine, for each series of preferred stock:
•whether dividends on that series of preferred stock will be cumulative and, if so, from which date;
•the dividend rate;
•the dividend payment date or dates;
•the liquidation preference per share of that series of preferred stock, if any;
•any conversion provisions applicable to that series of preferred stock;
•any redemption or sinking fund provisions applicable to that series of preferred stock;
•the voting rights of that series of preferred stock, if any; and
•the terms of any other preferences or special rights applicable to that series of preferred stock.
Dividends
Holders of preferred stock are entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates as set forth in the applicable certificate of designations. Generally, unless all dividends on preferred stock have been paid, no dividends will be declared or paid on Common Stock.
Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other agreements governing certain transactions Bristol Myers Squibb may enter into.
Convertibility
No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable certificate of designations.
The holders of shares of the $2.00 convertible preferred stock shall have the right, at their option, to convert such shares into shares of Common Stock at any time, subject to, and in accordance with the terms of the applicable certificate of designation.

Redemption and Sinking Fund
No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable certificate of designations.
Bristol Myers Squibb may redeem the $2.00 convertible preferred shares at its option, at any time, or from time to time for $50.00 together with an amount equal to any dividends accrued and unpaid thereon to the date of redemption.
Shares of preferred stock that Bristol Myers Squibb redeems or otherwise reacquires will, subject to the provisions of the DGCL, resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance.
There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in the applicable certificate of designations.
Liquidation
In the event Bristol Myers Squibb voluntarily or involuntarily liquidates, dissolves or winds up Bristol Myers Squibb’s affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the applicable certificate of designation, plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of Common Stock.
If the amounts payable to preferred stockholders are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of Bristol Myers Squibb’s remaining assets.
Voting Rights
The holders of preferred stock will be entitled to such voting rights as provided in the certificate of designations with respect to a particular series and the Certificate of Incorporation.
Each holder of $2.00 convertible preferred stock shall be entitled to one vote for each share held and, except as otherwise provided by the Certificate of Incorporation or By-laws, the shares of such series and the shares of Common Stock (and any other capital stock of Bristol Myers Squibb at the time entitled thereto) shall vote together as one class. However, if and whenever accrued dividends on the preferred stock have not been paid or declared and a sum sufficient for the payment thereof set aside, in an amount equivalent to six quarterly dividends on all shares of all series of preferred stock at the time outstanding, then the holders of the preferred stock, voting separately as a class, will be entitled to elect two directors at the next annual or special meeting of the stockholders. During the time the holders of preferred stock are entitled to elect two additional directors, they are not entitled to vote with the holders of Common Stock in the election of any other directors. If all accumulated dividends on preferred stock have been paid in full, the holders of shares of preferred stock will no longer have the right to vote on directors except as provided for in the applicable certificate of designations, the term of office of each director so elected will terminate, and the number of Bristol Myers Squibb’s directors will, without further action, be reduced accordingly.
The vote of the holders of at least two-thirds of the outstanding shares of preferred stock voting only as a class is required to authorize any amendment to the Certificate of Incorporation or By-laws which would materially alter any existing provisions of the preferred stock or which would authorize a class of preferred stock ranking prior to the outstanding preferred stock as to dividends or assets. In addition, the vote of the holders of at least a majority of the outstanding shares of preferred stock voting together as a class is required to make effective any amendment to the Certificate of Incorporation authorizing the issuance of or any increase in the authorized amount of any class of preferred stock ranking on a parity with or increasing the number of authorized shares of preferred stock.
No Other Rights
The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers or relative, participating, optional or other special rights except as set forth above, the Certificate of Incorporation or certificate of designations or as otherwise required by law.

Antitakeover Provisions
Provisions of the DGCL, the Certificate of Incorporation and the By-Laws, which are summarized below, may have antitakeover effects and could delay, defer or prevent a tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest.
Delaware Law Antitakeover Statute
Bristol Myers Squibb is governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•the board of directors approved the acquisition of stock pursuant to which the person became an interested stockholder or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder;
•upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or
•the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of Bristol Myers Squibb.
Issuance of Undesignated Preferred Stock
Our board of directors has the authority, without stockholder approval, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, to the extent not fixed by certain provisions set forth in the Certificate of Incorporation, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable the Bristol Myers Squibb board of directors to render more difficult or to discourage an attempt to obtain control of Bristol Myers Squibb by means of a merger, tender offer, proxy contest or other means.
No Cumulative Voting
The Certificate of Incorporation does not provide for cumulative voting.
Size of Board of Directors and Vacancies
The By-laws provide that the total number of Bristol Myers Squibb directors will be fixed from time to time by a majority vote of our board of directors. The By-laws further provide that, subject to the rights of holders of any series of preferred stock to elect directors under specific circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Bristol Myers Squibb board of directors, shall be filled by an affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any directors so elected shall hold office until the next annual meeting of stockholders and until their successors are elected and qualify.
Amendment to By-Laws
Except as otherwise provided in the Certificate of Incorporation, the By-laws may be altered, amended or repealed or new by-laws may be made by the affirmative vote of the holders of record of a majority of the shares of Bristol Myers Squibb entitled to vote, at any annual or special meeting, or, by a vote of the majority of the Bristol Myers Squibb board of directors, at any regular or special meeting at which a quorum is present.

Special Stockholder Meetings; Notice Requirements
Except as otherwise required by law and subject to the rights under the Certificate of Incorporation of the holders of any class or series of stock having a preference over the Common Stock, a special meeting of stockholders (1) may be called only by the chairman of our board of directors or by our board of directors pursuant to a resolution approved by a majority of our board of directors and (2) must be called by the secretary upon the written request of the record holders as of the Meeting Request Record Date (as defined in the By-laws) of at least 15% in voting power of the outstanding shares of stock of Bristol Myers Squibb who have complied with the requirements in the By-laws. The By-laws provide advance notice procedures for stockholders seeking to bring business before its annual meeting of stockholders or to nominate candidates for election as directors at its annual meeting of stockholders. The By-laws also specify certain requirements regarding the form and content of a stockholder’s notice.
Exclusive Forum for Certain Lawsuits
The By-laws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be, to the fullest extent permitted by law, the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, creditors or other constituents, (iii) action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, our Certificate of Incorporation or the By-laws or (iv) action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court of the State of Delaware. The By-laws also provide that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to this forum selection provision.
This forum selection provision is not intended to apply to any actions brought under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, the forum selection provision in the By-laws will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.
However, this forum selection provision in the By-laws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers and other employees, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. In addition, stockholders who do bring a claim in the Court of Chancery in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. Furthermore, if a court were to find the provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

DESCRIPTION OF THE 2035 NOTES
The following description of our 2035 Notes is a summary and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the 2035 Notes and the Indenture, dated as of June 1, 1993 (the “Base Indenture”), as supplemented by the Eighth Supplemental Indenture, dated May 5, 2015 between Bristol Myers Squibb and The Bank of New York Mellon (formerly “The Bank of New York”) as successor to The Chase Manhattan Bank, as trustee (the “2035 Notes Trustee”), which are incorporated by reference as exhibits to the Annual Report, including the definitions of certain terms therein and those terms made part thereof by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Base Indenture and the Eighth Supplemental Indenture are herein referred to as the “Indenture.” We encourage you to read the Indenture for additional information. In this description all references to “Bristol Myers Squibb,” the “Company,” “we,” “our” and “us” mean Bristol Myers Squibb Company only.
General
Bristol Myers Squibb issued €575,000,000 aggregate principal amount of 2035 Notes on May 15, 2025, which amount remains outstanding as of February 9, 2026. The 2035 Notes will mature on May 15, 2035.
The 2035 Notes were issued only in book-entry form, in minimum denominations of €100,000 and integral multiples of €1,000 above that amount, through the facilities of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), and sales in book-entry form may be effected only through a participants in Euroclear or Clearstream.
Ranking
The 2035 Notes are our unsubordinated unsecured obligations and rank equally in right of payment with all of our existing and future unsubordinated unsecured indebtedness; rank senior in right of payment to any future subordinated indebtedness that we may incur; are effectively subordinated in right of payment to any future secured indebtedness that we may incur, to the extent of the value of the assets securing such indebtedness; and are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables.
Interest
The interest rate on the 2035 Notes is 1.750% per annum. Interest on the 2035 Notes started to accrue on May 5, 2015. Interest on the 2035 Notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2035 Notes, to but excluding the next scheduled Interest Payment Date (as defined below). This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
Interest on the 2035 Notes is payable annually on each May 15 (an “Interest Payment Date”). Interest payable on the Interest Payment Date includes interest from the most recent Interest Payment Date to which interest has been paid or duly provided for. Interest is payable on any Interest Payment Date to the person in whose name a 2035 Note (or any predecessor note) is registered at the close of business on the May 1 immediately preceding the relevant Interest Payment Date.
If an Interest Payment Date falls on a day that is not a Business Day, the required payment on that day will be due on the next succeeding Business Day as if made on the date the payment was due, and no interest will accrue on that payment for the period from and after that Interest Payment Date to the date of payment on the next succeeding Business Day. “Business Day” means, with respect to the 2035 Notes, any day other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.
Issuance in Euro
All payments of interest and principal, including payments made upon any redemption of the 2035 Notes are payable in euro. If, on or after the date of the initial issuance of the 2035 Notes, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the 2035 Notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second business day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the 2035 Notes so made in U.S. dollars will not constitute an event of default under the 2035 Notes or the Indenture. Neither the 2035 Notes Trustee nor any paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.
Paying Agent
The Bank of New York Mellon acting through its London Branch acts as paying agent for the 2035 Notes, and The Bank of New York Mellon acts as security registrar for the 2035 Notes. Bristol Myers Squibb may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.
To the extent permitted by law, we will maintain a paying agent that will not be required to withhold or deduct tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.
Optional Redemption of the 2035 Notes
We may, at our option, redeem the 2035 Notes, at any time prior to maturity, in whole or from time to time in part, at a redemption price equal to the greater of:
•100% of the principal amount of the 2035 Notes being redeemed, or
•as calculated by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments for principal and interest on the 2035 Notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) using a discount rate equal to the sum of the Reference Dealer Rate (as defined below), plus 20 basis points, plus, accrued and unpaid interest on the 2035 Notes to be redeemed to, but not including, the date of redemption.
If we have given notice as provided in the Indenture and made funds available for the redemption of any 2035 Notes called for redemption on the date of redemption referred to in that notice, those 2035 Notes will cease to bear interest on that date of redemption. Any interest accrued to the date fixed for redemption will be paid as specified in such notice. We will give written notice of any redemption of any 2035 Notes to holders of the 2035 Notes to be redeemed at their addresses, as shown in the security register for the 2035 Notes, at least 30 days and not more than 60 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the date fixed for redemption, the redemption price and the aggregate principal amount of the 2035 Notes to be redeemed.
If we choose to redeem less than all of the 2035 Notes, the particular 2035 Notes to be redeemed shall be selected by the 2035 Notes Trustee not more than 45 days prior to the date of redemption. The 2035 Notes Trustee will select the method in its sole discretion, in such manner as it shall deem appropriate and fair, for the 2035 Notes to be redeemed in part.
For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:
“Quotation Agent” means the Reference Dealer (defined below) selected by Bristol Myers Squibb.
“Reference Dealer” means each of BNP Paribas, Goldman, Sachs & Co., Merrill Lynch International and Morgan Stanley & Co. International plc, and any respective successors of each of the foregoing.
“Reference Dealer Rate” means, with respect to any date of redemption, the arithmetic average of the quotations quoted in writing to Bristol Myers Squibb by each Reference Dealer of the 4.750% German Bundesobligationen due July 4, 2034, or, if the reference security is no longer outstanding, a similar security in the reasonable judgment of each Reference Dealer at 11:00 a.m. (London time), on the third Business Day preceding such date of redemption.

Sinking Fund
There is no sinking fund.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay as additional interest on the 2035 Notes such additional amounts as are necessary so that the net payment by us or a paying agent of the principal of and interest on the 2035 Notes to a person that is a Non-U.S. Holder (as defined in the Indenture), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of the 2035 Notes had no withholding or deduction been required.
Our obligation to pay additional amounts shall not apply:
1.    to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary holder:
(a)    is or was present or engaged in a trade or business in the United States or has or had a permanent establishment in the United States;
(b)    is or was a citizen or resident or is or was treated as a resident of the United States;
(c)    is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation for the United States federal income tax purposes, is or was a corporation that has accumulated earnings to avoid United States federal income tax or is or was a private foundation or other tax-exempt organization;
(d)    is or was an actual or constructive “10-percent shareholder” of Bristol Myers Squibb, as defined in Section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); or
(e)    is or was a bank receiving interest described in Section 881(c)(3)(A) of the Code;
2.    to any holder that is not the sole beneficial owner of 2035 Notes, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;
3.    to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of 2035 Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
4.    to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by Bristol Myers Squibb or a paying agent from the payment;
5.    to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;
6.     to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;
7.    to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any 2035 Note, if such payment can be made without such withholding by any other paying agent;

8.    to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of a 2035 Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
9.    any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement); or
10.    in the case of any combination of the above items.
The 2035 Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading “—Payment of Additional Amounts” and under the heading “-Redemption Upon a Tax Event,” we do not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.
In particular, we will not pay additional amounts on any 2035 Notes:
•where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, that Directive, or
•presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant 2035 Note to another paying agent in a Member State of the European Union.
Redemption Upon a Tax Event
If (a) we become or will become obligated to pay additional amounts as described under the heading “—Payment of Additional Amounts” as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the initial issuance of the 2035 Notes, or (b) a taxing authority of the United States takes an action on or after the initial issuance of the 2035 Notes, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, in either case, with respect to the 2035 Notes for reasons outside our control and after taking reasonable measures available to us to avoid such obligation, then we may, at our option, redeem, as a whole, but not in part, the 2035 Notes at any time prior to maturity on not less than 30 nor more than 60 calendar days’ prior notice to the holders, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. No redemption pursuant to (b) above may be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described under the heading “—Payment of Additional Amounts” and we shall have delivered to the 2035 Notes Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion, we are entitled to redeem the 2035 Notes pursuant to their terms.
Additional Issues
Bristol Myers Squibb may from time to time, without notice to or the consent of the holders of the 2035 Notes, increase the aggregate principal amount of the 2035 Notes by creating and issuing additional notes ranking equally and ratably with the 2035 Notes in all respects, or in all respects except for the issue date, the public offering price, the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those additional 2035 Notes. Any additional issuance of 2035 Notes will be consolidated and form a single series with the existing 2035 Notes having the same terms as to status, redemption or otherwise as such 2035 Notes, and will be fungible with such 2035 Notes for U.S. federal income tax purposes. Any additional 2035 Notes will be issued by or pursuant to a resolution of our board of directors or a supplement to the Indenture.

Satisfaction and Discharge
The Indenture will cease to be of further effect with respect to the 2035 Notes that have matured or will mature or be called for redemption within one year if we deposit with the 2035 Notes Trustee enough cash to pay all principal, interest and any premium due to the stated maturity date or redemption date of the 2035 Notes.
Defeasance and Covenant Defeasance
When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture. If we deposit with the 2035 Notes Trustee sufficient cash or government securities to pay the principal, interest and any other sums due to the stated maturity date of the 2035 Notes, then at our option:
•we will be discharged from our obligations with respect to the 2035 Notes; and/or
•we will no longer be under any obligation to comply with certain restrictive covenants under the Indenture, and certain events of default will no longer apply to us.
To make either of the above elections, we must deposit in trust with the 2035 Notes Trustee enough money to pay in full the principal, interest and premium on the 2035 Notes. This amount may be made in cash and/or foreign government securities. In addition, as a condition to either of the above elections, no event of default or event which with notice or lapse of time would become an event of default with respect to the 2035 Notes should have occurred and be continuing on the date of such deposit and we must deliver to the 2035 Notes Trustee an opinion of counsel that the holders of the 2035 Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the action, and in the case of the 2035 Notes being legally defeased as described in (1) above, a ruling to that effect from the Internal Revenue Service.
If either of the above events occurs, the holders of the 2035 Notes will not be entitled to the benefits of the Indenture, except for the right to payment from the trust mentioned above of the principal and any premium of and any interest on the 2035 Notes and rights relating to the registration of, transfer and exchange of the 2035 Notes and replacement of lost, stolen or mutilated 2035 Notes.
Events of Default, Notice and Waiver
If a specified event of default for the 2035 Notes occurs and continues, the 2035 Notes Trustee or the holders of at least 25% in principal amount of the 2035 Notes may declare the entire principal amount of all the 2035 Notes to be due and payable immediately.
The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the 2035 Notes if we satisfy certain conditions. However, payment defaults that are not cured may only be waived by all holders of the 2035 Notes.
The Indenture defines an event of default in connection with the 2035 Notes as one or more of the following events:
•we fail to pay the principal of or any premium when due;
•we fail to deposit any sinking fund payment when due;
•we fail to pay interest when due for 30 days after it is due;
•we fail to perform any other covenant in the Indenture related to the 2035 Notes and this failure continues for 90 days after we receive written notice of it from the 2035 Notes Trustee or by holders of at least 25% in principal amount of the 2035 Notes;
•we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company; and
•any other event of default provided in the Indenture or a board resolution under which the 2035 Notes was issued or in the form of such security.
A default under our other indebtedness will not be a default under the Indenture, and a default under the 2035 Notes will not necessarily be a default under another series of notes issued under the Indenture. The Indenture requires the

2035 Notes Trustee to give the holders of the 2035 Notes notice of a default for the 2035 Notes within 90 days unless the default is cured or waived. However, the 2035 Notes Trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The 2035 Notes Trustee may not, however, withhold this notice in the case of a payment default.
Other than its duties in case of a default, a 2035 Notes Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the 2035 Notes, unless the holders have offered to the 2035 Notes Trustee reasonable indemnification.
If such indemnification is provided, the holders of a majority in principal amount of outstanding 2035 Notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the 2035 Notes Trustee, or exercising any trust or other power conferred on the 2035 Notes Trustee.
The Indenture includes a covenant that we will deliver within 120 days after the end of each fiscal year to the 2035 Notes Trustee a certificate of no default, or specifying the nature and status of any default that exists.
Modification of the Indenture
Together with the 2035 Notes Trustee, we may, when authorized by our board of directors, modify the Indenture without the consent of the holders for limited purposes, including, but not limited to, adding to our covenants or events of default, establishing forms or terms of debt securities, and curing ambiguities.
Together with the 2035 Notes Trustee, we may, when authorized by our board of directors, also make modifications and amendments to the Indenture with the consent of the holders of a majority in principal amount of the outstanding 2035 Notes. However, without the consent of each affected holder, no modification may:
•change the stated maturity of any 2035 Notes;
•reduce the principal, premium (if any), rate of interest or change the method of computing the amount of principal or interest on any 2035 Notes;
•change any place of payment or the currency in which any 2035 Notes or any premium or interest thereon is payable;
•impair the right to enforce any payment after the stated maturity or redemption date;
•reduce the percentage of in principal amount of outstanding 2035 Notes required to consent to any modification, amendment or waiver under the Indenture; or
•modify the provisions in the Indenture relating to (i) adding provisions or changing or eliminating provisions of the Indenture or modifying rights of holders of the 2035 Notes under the Indenture, (ii) the waiver of past defaults, and (iii) the waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding 2035 Note affected thereby.
Governing Law
The Indenture and the 2035 Notes are governed by the laws of the State of New York.
Our Relationship with the 2035 Notes Trustee
We may from time to time maintain lines of credit, and have other customary banking relationships, with the 2035 Notes Trustee under the Indenture.
Merger Covenant
We may not, without the consent of the holders of the 2035 Notes, merge into or consolidate with any other corporation, or convey or transfer our properties and assets substantially as an entirety to another person unless:
•the successor is a U.S. corporation or person;

•the successor assumes, by a supplemental indenture, on the same terms and conditions all the obligations under the 2035 Notes and the Indenture;
•immediately after giving effect to the transaction, there is no event of default under the Indenture and no event which, after notice or lapse of time, or both, would become an event of default; and
•we have delivered to the 2035 Notes Trustee an officer’s certificate and opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the conditions set forth in the Indenture.
The successor corporation will take over all of our rights and obligations under the Indenture.
Covenants
The restrictive covenants summarized below will apply (unless waived or amended) so long as any of the 2035 Notes are outstanding. We have provided at the end of these covenants definitions of the capitalized words used in discussing the covenants.
Limitation on Liens. We have agreed not to create, assume or suffer to exist, any mortgages or other liens upon any Restricted Property to secure any of our Debt or Debt of any Subsidiary or any other person, or permit any Subsidiary to do so, without securing the 2035 Notes equally and ratably with all other indebtedness secured by such lien. This covenant has certain exceptions, which generally permit:
•mortgages and liens existing on property owned by or leased by persons at the time they become Subsidiaries;
•mortgages and liens existing on property at the time the property was acquired by us or a Subsidiary;
•mortgages and liens incurred prior to, at the time of, or within 12 months after the time of acquisition of, or completion of construction, alteration, repair or improvement on, any Restricted Property to finance such acquisition, construction, alteration, repair or improvement, and any mortgage or lien to the extent that it secures Debt which is in excess of such cost or purchase price and for the payment of which recourse may be had only against such Restricted Property;
•any mortgages and liens securing Debt of a Subsidiary that the Subsidiary owes to us or another Subsidiary;
•any mortgages and liens securing industrial development, pollution control, or similar revenue bonds;
•any lien existing on the date of issuance of the 2035 Notes;
•any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to above, so long as the principal amount of Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the lien as well) and the lien is limited to the same property subject to the lien so extended, renewed or replaced (and any improvements on such property); and
•mortgages and liens otherwise prohibited by this covenant, securing Debt which, together with the aggregate outstanding principal amount of all other Debt of us and our Subsidiaries owning Restricted Property which would otherwise be subject to such covenant and the aggregate Value of certain existing Sale and Leaseback Transactions which would be subject to the covenant on “Sale and Leaseback Transactions” but for this provision, does not exceed 10% of Consolidated Net Tangible Assets.
Limitation on Sale and Leaseback Transactions. Neither we nor any Subsidiary owning Restricted Property may enter into any Sale and Leaseback Transaction unless we or such Subsidiary could incur Debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by liens on the property to be leased without equally and ratably securing the outstanding 2035 Notes without violating the “Limitation on Liens” covenant discussed above. We, or any such Subsidiary, may also enter into a Sale and Leaseback Transaction if, during the six months following the effective date of such Sale and Leaseback Transaction, we apply an amount equal to the Value of such Sale and Leaseback Transaction to the acquisition of Restricted Property or to the voluntary retirement of debt securities or Funded Debt. We will receive a credit toward the amount required to be applied to such retirement of indebtedness for the principal amount of any debt securities or Funded Debt delivered to the 2035 Notes Trustee for retirement or cancellation during the six months immediately following the effective date of such Sale and Leaseback Transaction.
General. The covenants described above generally only restrict our ability to place liens on, or enter into Sale and Leaseback Transactions in respect of, those manufacturing facilities in the United States which individually constitute 2% or more of our Consolidated Net Tangible Assets and which our board of directors believes are of material importance to our business (see the definition of “Restricted Property” below).
Other than the restrictions on liens and Sale and Leaseback Transactions described above, the Indenture and the 2035 Notes do not contain any covenants or other provisions designed to protect holders of the 2035 Notes in the event of a highly leveraged transaction involving Bristol Myers Squibb.
We have summarized below definitions of some of the terms used in the Indenture. In the definitions, all references to “us,” “we” or “our” mean Bristol Myers Squibb Company only:
“Consolidated Net Tangible Assets” means the total amount of our assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding liabilities that are extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined); and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on our most recent consolidated balance sheet and determined on a consolidated basis in accordance with generally accepted accounting principles.
“Debt” means:
•all obligations represented by notes, bonds, debentures or similar evidences of indebtedness;
•all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; and
•all rental obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases.
“Funded Debt” means:
•our Debt or Debt of a Subsidiary owning Restricted Property, maturing by its terms more than one year after its creation; and
•Debt classified as long-term debt under generally accepted accounting principles.
The definition of Funded Debt only includes Debt incurred by us meeting one of the above requirements if it ranks at least equally with the senior debt securities.
“Restricted Property” means:
•any manufacturing facility, or portion thereof, owned or leased by us or any of our Subsidiaries and located within the continental United States which, in our board of directors’ opinion, is of material importance to our business and the business of our Subsidiaries taken as a whole; provided that no manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value before deducting accumulated depreciation is less than 2% of Consolidated Net Tangible Assets; and
•any shares of common stock or indebtedness of any Subsidiary owning any such manufacturing facility.
In this definition, “manufacturing facility” means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing. The definition excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.

“Sale and Leaseback Transaction” means any arrangement pursuant to which we or any Subsidiary leases from another person any Restricted Property that has been or is to be sold or transferred by us or the Subsidiary to such person, other than:
•temporary leases for a term, including renewals at the option of the lessee, of three years or less;
•leases between us and a Subsidiary or between Subsidiaries;
•leases executed by the time of, or within 12 months after the latest of the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such Restricted Property; and
•arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Internal Revenue Code of 1954.
“Subsidiary” means a corporation of which we or one or more corporations meeting this definition owns, directly or indirectly, the majority of the outstanding voting stock.
“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease. To determine such present value, we use a discount rate equal to the weighted average interest rate on the debt securities of all series which are outstanding on the effective date of the Sale and Leaseback Transaction and which have the benefit of the covenant limiting Sale and Leaseback Transactions discussed above.

DESCRIPTION OF FINANCE SUB NOTES, GUARANTEED BY THE COMPANY
The following description of our Finance Sub Notes is a summary and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Finance Sub Notes and the Indenture (the “Finance Sub Base Indenture”), dated as of October 31, 2025, among BMS Ireland Capital Funding Designated Activity Company (“Finance Sub”), the Company and The Bank of New York Mellon, as trustee (the “Finance Sub Notes Trustee”), as supplemented by the First Supplemental Indenture (the “Finance Sub First Supplemental Indenture” and, the Finance Sub Base Indenture as so supplemented, the “Finance Sub Indenture”), dated as of November 10, 2025, among Finance Sub, the Company and the Finance Sub Notes Trustee, which are incorporated by reference as exhibits to the Annual Report, including the definitions of certain terms therein and those terms made part thereof by the Trust Indenture Act. We encourage you to read the Finance Sub Indenture for additional information. In this description all references to (i) the “Issuer,” “we,” “us” and “our” are to BMS Ireland Capital Funding Designated Activity Company and its successors as the issuer of the Finance Sub Notes, unless otherwise stated or the context so requires, and (ii) the “Parent” are to Bristol-Myers Squibb Company and its successors, as the guarantor of the Finance Sub Notes, and not to any of its subsidiaries.
General
The Finance Sub Notes were issued only in book-entry form, in denominations of €100,000 and integral multiples of €1,000 above that amount. The Finance Sub Notes were issued in the form of one or more global Finance Sub Notes registered in the name of a nominee of, and deposited with, a common depositary for Clearstream and Euroclear.
The Finance Sub Notes were issued with the following terms:

Series of Finance Sub Notes	Initial Aggregate Principal Amount and Amount Outstanding as of February 9, 2026	Interest Rate (per annum)	Maturity Date	Interest Payment Date(1)(2)(3)
2030 Notes	€750,000,000	2.973%	November 10, 2030	November 10, beginning on November 10, 2026
2033 Notes	€1,150,000,000	3.363%	November 10, 2033	November 10, beginning on November 10, 2026
2038 Notes	€1,150,000,000	3.857%	November 10, 2038	November 10, beginning on November 10, 2026
2045 Notes	€750,000,000	4.289%	November 10, 2045	November 10, beginning on November 10, 2026
2055 Notes	€1,200,000,000	4.581%	November 10, 2055	November 10, beginning on November 10, 2026

(1)	For each series of Finance Sub Notes, the Issuer will pay interest annually in cash in arrears on the applicable interest payment date beginning on the applicable date described above. Interest on the Finance Sub Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Finance Sub Notes (or from November 10, 2025, if no interest has been paid on the Finance Sub Notes), to but not including the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

(2)	If any interest payment date falls on a day that is not a Business Day, the required payment on that day will be due on the next succeeding Business Day as if made on the date the payment was due, and no interest will accrue on that payment for the period from and after that interest payment date to the date of payment on the next succeeding Business Day. “Business Day” means, with respect to the Finance Sub Notes, any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York, London, or Ireland and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the T2 system), or any successor thereto, operates.

(3)	Euroclear and Clearstream’s current practice is to make payments in respect of global notes to participants of record that hold an interest in the relevant global notes at the close of business (in London) on the date that is the clearing system business day (for these purposes, a day on which Euroclear and Clearstream are open for business) immediately preceding each applicable interest payment date.

Guarantee of the Finance Sub Notes
The Parent fully, unconditionally and irrevocably guarantees (the “Parent Guarantees”) the payment of all of the Issuer’s obligations under each series of Finance Sub Notes. If the Issuer defaults in the payment of the principal of, or premium, if any, or interest on, such Finance Sub Notes when and as the same shall become due, whether upon maturity, acceleration, or otherwise, without the necessity of action by the Finance Sub Notes Trustee or any holder of such Finance Sub Notes, the Parent shall be required promptly and fully to make such payment. Upon a Parent Assumption (as defined herein), the Parent shall cease to guarantee any of the Finance Sub Notes.
Substitution of the Parent as the Issuer
The Parent has the right, at its option at any time, without the consent of any holders of any series of the Finance Sub Notes, to be substituted for, and assume the obligations of, the Issuer under each series of the Finance Sub Notes that are then outstanding under the Finance Sub Indenture if, immediately after giving effect to such substitution, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing (other than a default or event of default that would be cured by such substitution), provided that the Parent executes a supplemental indenture in which it agrees to be bound by the terms of each such series of the Finance Sub Notes and the Finance Sub Indenture (the “Parent Assumption”). In the case of such Parent Assumption, (i) the Issuer will be relieved of any further obligations under the assumed series of the Finance Sub Notes and the Finance Sub Indenture and (ii) the Parent will be released from all obligations under the Parent Guarantees, but will instead become the primary (and sole) obligor under such Finance Sub Notes and the related Finance Sub Indenture provisions. Following such Parent Assumption, references herein and in the Finance Sub Indenture to the “Issuer” shall be deemed to instead refer to the Parent.
Ranking
The Finance Sub Notes are general, unsecured senior obligations of the Issuer, rank equally in right of payment with all of the existing and future unsecured senior indebtedness of the Issuer, rank senior in right of payment to all of the existing and future unsecured, subordinated indebtedness of the Issuer, are effectively subordinated to all of the existing and future secured indebtedness of the Issuer, to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all of the existing and future indebtedness (including trade payables) of the Issuer’s subsidiaries (other than indebtedness and liabilities owed to the Issuer, if any).
The Parent Guarantees are general, unsecured senior obligations of the Parent, rank equally in right of payment with all of the existing and future unsecured senior indebtedness of the Parent, rank senior in right of payment to all of the existing and future unsecured, subordinated indebtedness of the Parent, are effectively subordinated to all of the existing and future secured indebtedness of the Parent, to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all of the existing and future indebtedness (including trade payables) of the Parent’s subsidiaries (other than (i) by virtue of the Issuer’s obligations as issuer of the Finance Sub Notes, the Issuer and (ii) with respect to any indebtedness and liabilities owed to the Parent, if any).
Payment of Additional Amounts
All payments in respect of the Finance Sub Notes will be made by or on behalf of the Issuer without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by Ireland or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Issuer will, subject to timely compliance by the holders or beneficial owners of the relevant Finance Sub Notes with any relevant administrative requirements, pay or cause to be paid to a holder or beneficial owner such additional amounts on the Finance Sub Notes as are necessary in order that the net payment of the principal of, and premium or redemption price, if any, and interest on, such Finance Sub Notes to such holder or beneficial owner, after such withholding or deduction (including any withholding or deduction on such additional amounts), will not be less than the amount provided in such Finance Sub Notes to be then due and payable had no such withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts will not apply:
•to any present or future taxes which would not have been so imposed, assessed, levied or collected but for the fact that the holder or beneficial owner of the relevant Finance Sub Note has or had some connection with Ireland or any other jurisdiction, including that the holder or beneficial owner is or has been a domiciliary, national or resident of, engages or has been engaged in a trade or business, is or has been organized under, maintains or has maintained an office, a branch subject to taxation, or a permanent establishment, or is or has been physically present in Ireland or any other jurisdiction, or otherwise has or has had some connection with Ireland or any other jurisdiction, other than solely the holding or ownership of a Finance Sub Note, or the collection of principal of, premium, if any, and interest on, or the enforcement of, a Finance Sub Note;
•to any present or future taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant Finance Sub Note was presented more than thirty days after the date such payment became due or was provided for, whichever is later;
•to any present or future taxes which are payable otherwise than by deduction or withholding on or in respect of the relevant Finance Sub Note;
•to any present or future taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply, on a sufficiently timely basis, with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Ireland or any other jurisdiction of the holder or beneficial owner of the relevant Finance Sub Note, if such compliance is required by a statute or regulation or administrative practice of Ireland, the other jurisdiction or any other relevant jurisdiction, or by a relevant treaty, as a condition to relief or exemption from such taxes;
•to any present or future taxes (A) which would not have been so imposed, assessed, levied or collected if the beneficial owner of the relevant Finance Sub Note had been the holder of such Finance Sub Note, or (B) which, if the beneficial owner of such Finance Sub Note had held the Finance Sub Note as the holder of such Finance Sub Note, would have been excluded pursuant to any one or combination of the four preceding bullets above;
•to any capital gain, estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;
•to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code, and related Treasury regulations and pronouncements or any successor provisions thereto (that are substantively comparable and not materially more onerous to comply with) and any regulations or official law, agreement or interpretations thereof in any jurisdiction implementing an intergovernmental approach thereto; or
•in the case of any combination of the above listed items.
Except as specifically provided under this heading “—Payment of Additional Amounts,” the Issuer is not required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
Paying Agent
The Bank of New York Mellon, London Branch acts as paying agent for the Finance Sub Notes, and The Bank of New York Mellon acts as security registrar for the Finance Sub Notes. The Issuer may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.
Listing
The Finance Sub Notes are listed on the NYSE. We have no obligation to maintain such listing, and we may delist the Finance Sub Notes at any time.
Payments in Euros
All payments of interest and principal, including payments made upon any redemption of the Finance Sub Notes and additional amounts, if any, are payable in euros. If the euro is unavailable to the Issuer or the Parent due to the imposition of exchange controls or other circumstances beyond the Issuer’s or the Parent’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Finance Sub Notes and the Parent Guarantees will be made in U.S. dollars until the euro is again available to the Issuer or the Parent, as applicable, or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euros, as determined by the Issuer or the Parent, as applicable, in the Issuer’s or the Parent’s sole discretion. Any payment in respect of the Finance Sub Notes or the Parent Guarantees so made in

U.S. dollars will not constitute an event of default under the Finance Sub Notes or the Finance Sub Indenture governing the Finance Sub Notes.
Optional Redemption of the Finance Sub Notes
Prior to the applicable Par Call Date (as defined below), the Issuer may redeem any series of Finance Sub Notes at its option, in whole or in part, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(a)	100% of the principal amount of the Finance Sub Notes to be redeemed; and

(b)
the sum of the present values of the Remaining Scheduled Payments (as defined below) (not including any portion of such payment of interest accrued as of the redemption date) discounted to the redemption date (assuming the applicable series of Finance Sub Notes to be redeemed matured on the Par Call Date) on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined below), plus the applicable Make-Whole Spread set forth in the table below, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
For purposes hereof, “Par Call Date” in respect of an applicable series of Finance Sub Notes shall mean the date set forth under the heading “Par Call Date” below across from the name of such series of Finance Sub Notes.

Series of Finance Sub Notes	Par Call Date	Make-Whole Spread
2030 Notes	October 10, 2030 (one month prior to the maturity date of such Finance Sub Notes)	+ 10 bps
2033 Notes	August 10, 2033 (three months prior to the maturity date of such Finance Sub Notes)	+ 15 bps
2038 Notes	August 10, 2038 (three months prior to the maturity date of such Finance Sub Notes)	+ 15 bps
2045 Notes	May 10, 2045 (six months prior to the maturity date of such Finance Sub Notes)	+ 20 bps
2055 Notes	May 10, 2055 (six months prior to the maturity date of such Finance Sub Notes)	+ 20 bps
On or after the applicable Par Call Date, the Issuer may, at its option, redeem any series of Finance Sub Notes, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each Finance Sub Note to be redeemed plus accrued and unpaid interest on the applicable series of Finance Sub Notes to be redeemed to, but not including, the redemption date.
Notwithstanding the foregoing, installments of interest on the Finance Sub Notes that are due and payable on an interest payment date falling on or prior to a redemption date will be payable on such interest payment date to the registered holders as of the close of business on the relevant record date immediately preceding such interest payment date.
The principal amount of a Finance Sub Note remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.
The Issuer will notify the Finance Sub Notes Trustee of the redemption price prior to the redemption date. The Finance Sub Notes Trustee may rely upon the redemption price contained in any such notice from the Issuer, and the Finance Sub Notes Trustee shall not be responsible for, or be liable in connection with, the calculation of such redemption price (or any component thereof).

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the applicable series of Finance Sub Notes to be redeemed. Subject to the following paragraph, once notice of redemption is delivered, the Finance Sub Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest applicable to such Finance Sub Notes to, but not including, the redemption date.
Any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at our discretion, the date of redemption may be delayed until such time (including more than 60 days after the notice of redemption was given) as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the date of redemption, or by the date of redemption as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another person.
If fewer than all of the Finance Sub Notes of any series are to be redeemed, the Finance Sub Notes Trustee will select the particular Finance Sub Notes for redemption (1) pursuant to applicable depositary procedures if the Finance Sub Notes to be redeemed are global securities or (2) if the Finance Sub Notes to be redeemed are not global securities, on a pro rata basis, by lot or in accordance with any other method the Finance Sub Notes Trustee in its sole discretion deems fair and appropriate, unless otherwise required by law or applicable stock exchange requirements, as in either event being advised by the Issuer.
The Finance Sub Indenture provides that, notwithstanding anything to the contrary therein, the Issuer, the Parent and their respective affiliates may, at any time and from time to time, purchase, repurchase, redeem, exchange, defease or otherwise acquire or retire the Issuer’s or any of its subsidiaries’ outstanding debt securities or loans, including the Finance Sub Notes, by any means other than a redemption that is subject to the provisions described above (and, for the avoidance of doubt, without being subject to any pro rata repurchase requirement) from any person, upon such terms and conditions, at such prices and with such considerations as the Issuer, the Parent and their respective affiliates may determine, including in negotiated transactions, open market purchases, by tender offer or any other transactions with one or more holders or beneficial owners of the Finance Sub Notes.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Finance Sub Notes or portions thereof called for redemption.
For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:
“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Finance Sub Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Issuer.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuer, a German federal government bond whose maturity is closest to the maturity of the Finance Sub Notes to be redeemed (assuming the Finance Sub Notes matured on the applicable Par Call Date), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Issuer, determine to be appropriate for determining the Comparable Government Bond Rate.
“Remaining Scheduled Payments” means, with respect to each Finance Sub Note to be redeemed, the remaining scheduled payments of principal of and interest on the Finance Sub Note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to a Finance Sub Note, the amount of the next succeeding scheduled interest payment on the Finance Sub Note will be reduced by the amount of interest accrued on the Finance Sub Note to the redemption date.
The Finance Sub Notes are also subject to redemption if certain events occur involving Irish taxation.

Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of Ireland (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 5, 2025, the Issuer becomes or, based upon a written opinion of independent tax counsel of recognized standing selected by the Issuer, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to any series of the Finance Sub Notes, then the Issuer may at its option, having given not less than 10 nor more than 60 days prior notice to holders, redeem, in whole, but not in part, the applicable series of Finance Sub Notes at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest (including any additional amounts) on such Finance Sub Notes to, but not including, the redemption date.
Sinking Fund
There is no sinking fund.
Satisfaction and Discharge; Defeasance
The Finance Sub Indenture will cease to be of further effect with respect to a series of Finance Sub Notes that have matured or will mature or be called for redemption within one year if, among other conditions, the Issuer deposits with the Finance Sub Notes Trustee enough cash to pay all principal, interest and any premium due to the stated maturity date or redemption date of the Finance Sub Notes.
When we use the term defeasance, we mean discharge from some or all of the Issuer’s and Parent’s obligations under the Finance Sub Indenture. If the Issuer deposits, or causes to be deposited, with the Finance Sub Notes Trustee sufficient cash or government securities to pay the principal, interest and any other sums due to the stated maturity date of the Finance Sub Notes of the applicable series, then at the Issuer’s option:
1.the Issuer and Parent will be discharged from their obligations with respect to the Finance Sub Notes; and/or
2.the Issuer and Parent will no longer be under any obligation to comply with certain restrictive covenants under the Finance Sub Indenture, and certain events of default will no longer apply to the Issuer or to Parent.
To make either of the above elections, the Issuer must deposit, or cause to be deposited, in trust with the Finance Sub Notes Trustee enough money to pay in full the principal, interest and premium on the Finance Sub Notes of the applicable series. This amount may be made in cash and/or foreign government securities. In addition, as a condition to either of the above elections, no event of default or event which with notice or lapse of time would become an event of default with respect to the Finance Sub Notes of the applicable series should have occurred and be continuing on the date of deposit (other than that resulting from borrowing funds to be applied to make the deposit and the granting of any liens in connection therewith). Additionally, the Issuer must deliver to the Finance Sub Notes Trustee an opinion of counsel that the holders of the Finance Sub Notes of the applicable series will not recognize income, gain or loss for Federal income tax purposes as a result of the action, and in the case of Finance Sub Notes being legally defeased as described in (1) above, a ruling to that effect from the Internal Revenue Service. The Issuer must also deliver to the Finance Sub Notes Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent related to the defeasance have been complied with.
If either of the above events occurs, the holders of Finance Sub Notes of the applicable series will not be entitled to the benefits of the Finance Sub Indenture, except for the right to payment from the trust mentioned above of the principal and any premium of and any interest on such series of Finance Sub Notes and rights relating to the registration of, transfer and exchange of such series of Finance Sub Notes and replacement of lost, stolen or mutilated such series of Finance Sub Notes.
Additional Issues
The Issuer may from time to time, without notice to or the consent of the holders of the Finance Sub Notes, increase the initial aggregate principal amount of each series of Finance Sub Notes by creating and issuing additional Finance Sub Notes ranking equally and ratably with such series of Finance Sub Notes in all respects, or in all respects except for the issue date, the public offering price, the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those additional notes. Any additional issuance of notes of each series of Finance Sub Notes will be consolidated and form a single series with such series of Finance Sub Notes having the same terms as to status, redemption or otherwise as such series of Finance Sub Notes, and will be intended to be fungible with such series of Finance Sub Notes for U.S. federal income tax purposes. If any additional Finance Sub Notes are not fungible with an existing series of Finance Sub Notes for U.S. federal income tax purposes, such additional Finance Sub Notes will have a separate CUSIP number. Any additional Finance Sub Notes will be issued by or pursuant to a resolution of the Issuer’s board of directors, an order delivered to the Finance Sub Notes Trustee on behalf of the Issuer or a supplement to the Finance Sub Indenture.
Modification of the Finance Sub Indenture
Together with the Finance Sub Notes Trustee, the Issuer and Parent may modify the Finance Sub Indenture without the consent of the holders for limited purposes, including, but not limited to, adding to the covenants or events of default, establishing forms or terms of debt securities, and curing ambiguities.
Together with the Finance Sub Notes Trustee, the Issuer and Parent may also make modifications and amendments to the Finance Sub Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series (voting as one class). However, without the consent of each affected holder of Finance Sub Notes, no modification may:
•change the stated maturity of any applicable series of Finance Sub Notes;
•reduce the principal, the amount payable upon redemption of any applicable series of Finance Sub Notes at our option or rate of interest;
•change the currency in which any applicable series of Finance Sub Notes or any premium or interest thereon is payable;
•impair the right to sue for the enforcement of any payment after the stated maturity or redemption date;
•reduce the percentage in principal amount of the outstanding Finance Sub Notes of any series that is required to consent to any modification, amendment or waiver under the Finance Sub Indenture;
•modify the provisions in the Finance Sub Indenture relating to (i) adding provisions or changing or eliminating provisions of the Finance Sub Indenture which require the consent of holders, (ii) the waiver of past defaults and (iii) the waiver of certain covenants, except to increase any applicable percentage or to provide that certain other provisions of the Finance Sub Indenture cannot be modified or waived without the consent of each applicable holder; or
•adversely change, or release (other than in accordance with the Finance Sub Indenture) the Parent Guarantees.
Governing Law
The Finance Sub Indenture and the Finance Sub Notes are governed by, and construed under, the laws of the State of New York.
Relationship with the Finance Sub Notes Trustee
The Issuer or Parent may from time to time maintain lines of credit, and have other customary banking relationships, with the Finance Sub Notes Trustee under the Finance Sub Indenture.
Certain Covenants
The restrictive covenants summarized below will apply (unless waived or amended) so long as any of the Finance Sub Notes are outstanding. We have provided at the end of these covenants definitions of the capitalized words used in discussing the covenants.
Merger. The Issuer or Parent may not, without the consent of the holders of the Finance Sub Notes, merge into or consolidate with any other person, or convey or transfer the properties and assets of the Issuer or Parent, as the case may be, substantially as an entirety, to another person unless:
•in the case of the Issuer, the due and punctual payment of the principal of and premium, if any, and any interest on all the debt securities of the Issuer issued under the Finance Sub Indenture and the performance and observance of all of the covenants and conditions of the Finance Sub Indenture that the Issuer would otherwise have to perform, or, in the case of Parent, the performance of the Parent Guarantees and the performance and observance of all covenants and conditions of the Finance Sub Indenture that Parent otherwise would have to perform, shall, in either case, be expressly assumed, by a supplemental indenture, executed and delivered by the successor to the Issuer or Parent, if other than the Issuer or Parent, as the case may be; and
•the Issuer has delivered to the Finance Sub Notes Trustee an officer’s certificate and opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the conditions set forth in the Finance Sub Indenture.
The successor person will take over all of the Issuer’s or the Parent’s, as the case may be, rights and obligations under the Finance Sub Indenture.
Limitation on Liens. Parent has agreed not to create, assume or suffer to exist, any mortgages or other liens upon any Restricted Property to secure any Debt of Parent, any Subsidiary of Parent or any other person, or permit any Subsidiary of Parent to do so, without securing the Finance Sub Notes equally and ratably with all other indebtedness secured by such lien. This covenant has certain exceptions, which generally permit:
•mortgages and liens existing on property owned by or leased by persons at the time they become Subsidiaries of Parent;
•mortgages and liens existing on property at the time the property was acquired by Parent or a Subsidiary of Parent;
•mortgages and liens incurred prior to, at the time of, or within 12 months after the time of acquisition of, or completion of construction, alteration, repair or improvement on, any Restricted Property to finance such acquisition, construction, alteration, repair or improvement, and any mortgage or lien to the extent that it secures Debt which is in excess of such cost or purchase price and for the payment of which recourse may be had only against such Restricted Property;
•any mortgages and liens securing Debt of a Subsidiary of Parent that the Subsidiary of Parent owes to Parent or another Subsidiary of Parent;
•any mortgages and liens securing industrial development, pollution control or similar revenue bonds;
•with respect to any series of Finance Sub Notes, any lien existing on the date of issuance of such debt securities;
•any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to above, so long as the principal amount of Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the lien as well) and the lien is limited to the same property subject to the lien so extended, renewed or replaced (and any improvements on such property); and
•mortgages and liens otherwise prohibited by this covenant, securing Debt which, together with the aggregate outstanding principal amount of all other Debt of Parent and Parent’s Subsidiaries owning Restricted Property which would otherwise be subject to such covenant and the aggregate Value of certain existing Sale and Leaseback Transactions which would be subject to the covenant on “Sale and Leaseback Transactions” but for this provision, does not exceed 10% of Consolidated Net Tangible Assets.
Limitation on Sale and Leaseback Transactions. Neither Parent nor any Subsidiary of Parent owning Restricted Property may enter into any Sale and Leaseback Transaction unless Parent or such Subsidiary of Parent could incur Debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by liens on the property to be leased without equally and ratably securing the outstanding Finance Sub Notes without violating the “Limitation on Liens” covenant discussed above. Parent, or any such Subsidiary of Parent, may also enter into a Sale and Leaseback Transaction if, during the six months following the effective date of such Sale and Leaseback Transaction, Parent applies an amount equal to the Value of such Sale and Leaseback Transaction to the acquisition of Restricted Property or to the voluntary retirement of Finance Sub Notes or Funded Debt. Parent will receive a credit toward the amount required to be applied to such retirement of indebtedness for the principal amount of any debt securities issued under the Finance Sub Indenture or Funded Debt delivered to the trustee for retirement or cancellation during the six months immediately following the effective date of such Sale and Leaseback Transaction.
General. The covenants described above generally only restrict Parent’s and Parent’s Subsidiaries’ ability to place liens on, or enter into Sale and Leaseback Transactions in respect of, those manufacturing facilities in the United States which individually constitute 2% or more of Parent’s Consolidated Net Tangible Assets and which Parent’s board of directors believes are of material importance to the business of Parent and its Subsidiaries taken as a whole (see the definition of “Restricted Property” below). Other than the restrictions on liens and Sale and Leaseback Transactions described above, the Finance Sub Indenture and the Finance Sub Notes do not contain any covenants or other provisions designed to protect holders of the Finance Sub Notes in the event of a highly leveraged transaction involving Parent and its Subsidiaries.
Definitions.
We have summarized below definitions of some of the terms used in the Finance Sub Indenture.
“Consolidated Net Tangible Assets” means the total amount of Parent’s assets (less applicable reserves and other properly deductible items) after deducting: (i) all current liabilities (excluding liabilities that are extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined); and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on Parent’s most recent consolidated balance sheet and determined on a consolidated basis in accordance with generally accepted accounting principles.
“Debt” means:
•all obligations represented by notes, bonds, debentures or similar evidences of indebtedness;
•all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; and
•all rental obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases.
“Funded Debt” means:
•Parent’s Debt or Debt of a Subsidiary of Parent owning Restricted Property, maturing by its terms more than one year after its creation; and
•Debt classified as long-term debt under generally accepted accounting principles.
“Restricted Property” means:
•any manufacturing facility, or portion thereof, owned or leased by Parent or any of Parent’s Subsidiaries and located within the continental United States which, in Parent’s board of directors’ opinion, is of material importance to Parent’s business and the business of Parent’s Subsidiaries taken as a whole; provided that no manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value before deducting accumulated depreciation is less than 2% of Consolidated Net Tangible Assets; and
•any shares of common stock or indebtedness of any Subsidiary of Parent owning any such manufacturing facility.
In this definition, “manufacturing facility” means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing. The definition excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.
“Sale and Leaseback Transaction” means any arrangement pursuant to which Parent or any Subsidiary of Parent leases from another person any Restricted Property that has been or is to be sold or transferred by Parent or the Subsidiary to such person, other than:

•temporary leases for a term, including renewals at the option of the lessee, of three years or less;
•leases between Parent and a Subsidiary of Parent or between Subsidiaries of Parent;
•leases executed by the time of, or within 12 months after the latest of the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such Restricted Property; and
•arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Code.
“Subsidiary” means, when used with respect to any Person, an entity of which more than 50% of the outstanding capital stock having ordinary voting power (other than capital stock having such power only by reason of contingency) is at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.
“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease. To determine such present value, Parent uses a discount rate equal to the weighted average interest rate on the debt securities of all series which are outstanding on the effective date of the Sale and Leaseback Transaction and which have the benefit of the covenant limiting Sale and Leaseback Transactions discussed above.
Reports by the Parent
The Parent will file, so long as any series of the Finance Sub Notes is outstanding, with the Finance Sub Notes Trustee (i) within 30 days after the Parent is required to file the same with the Securities and Exchange Commission (the “SEC”), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Parent or the Issuer is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act and (ii) such information, documents and reports as may be required to comply with Section 314(a) of the Trust Indenture Act; provided, that (1) any failure of the Parent to comply with such delivery obligation shall not constitute a default or an event of default under the Finance Sub Indenture and (2) only the Finance Sub Notes Trustee, acting at the written direction of holders of a majority of the aggregate outstanding principal amount of any series of the Finance Sub Notes and subject to certain conditions as set forth in the Finance Sub Indenture, may institute a legal proceeding against the Issuer or the Parent to enforce such delivery obligation.
Reports, information and documents filed by the Parent or the Issuer with the SEC via EDGAR (or any successor system thereto) will be deemed filed with the Finance Sub Notes Trustee for purposes of this covenant as of the time that such reports, information and documents are filed via EDGAR (or any successor system thereto). Delivery of such reports, information and documents to the Finance Sub Notes Trustee is for informational purposes only and the Finance Sub Notes Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s and the Parent compliance with any of its covenants under the Finance Sub Indenture (as to which the Finance Sub Notes Trustee is entitled to rely exclusively on officer’s certificates).
Events of Default, Notice and Waiver
If a specified event of default for any series of Finance Sub Notes occurs and continues, the Finance Sub Notes Trustee or the holders of at least 33% in principal amount of the Finance Sub Notes of such series may declare the entire principal amount of all the Finance Sub Notes of that series plus accrued and unpaid interest on all Finance Sub Notes of that series to be due and payable immediately.
The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the Finance Sub Notes of that series if we satisfy certain conditions. However, payment defaults that are not cured may only be waived by all holders of the Finance Sub Notes (however holders of not less than a majority in principal amount of the Finance Sub Notes of such series may rescind an acceleration and its consequences).
The Finance Sub Indenture defines an event of default in connection with any series of Finance Sub Notes as one or more of the following events:

•the Issuer fails to pay the principal of or any premium on such Finance Sub Notes when due and such failure continues for a period of one business day;
•the Issuer fails to make any sinking fund payment for 60 days after it is due;
•the Issuer fails to pay interest when due on such series for 60 days after it is due;
•the Issuer or Parent fails to perform any other covenant in the Finance Sub Indenture related to the Finance Sub Notes of such series and this failure continues for 90 days after the Issuer receives written notice of it from the Finance Sub Notes Trustee or by holders of at least 33% in principal amount of the Finance Sub Notes of such series; provided that (i) the Finance Sub Notes Trustee, or the Finance Sub Notes Trustee and the holders of such principal amount of Finance Sub Notes of such series, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by the Issuer or Parent, within such period and is being diligently pursued and (ii) such notice may not be given with respect to any action taken, and reported publicly or to holders of the Finance Sub Notes, more than two years prior to such notice; provided, further, that the Finance Sub Notes Trustee will have no obligation to determine when or if any holders have been notified of any such action or to track when such two-year period starts or concludes;
•the Issuer or Parent or a court takes certain actions relating to the bankruptcy, insolvency or reorganization of the Issuer or Parent;
•the Parent Guarantees cease to be in full force and effect, other than in accordance with the terms of the Finance Sub Indenture or Parent denies or disaffirms in writing its obligations under the Parent Guarantees, other than in accordance with the terms thereof or upon release of the Parent Guarantees in accordance with the Finance Sub Indenture; and
•any other event of default provided for such series of Finance Sub Notes; provided that no such event will constitute an event of default until the Issuer receives written notice of it from the Finance Sub Notes Trustee or by holders of at least 33% in principal amount of the Finance Sub Notes of such series.
Any time period in the Finance Sub Indenture to cure any actual or alleged default with respect to any series of Finance Sub Notes or event of default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged default or event of default is the subject of litigation.
A default under the Issuer’s other indebtedness will not be a default under the Finance Sub Indenture, and a default under one series of debt securities under the Finance Sub Indenture will not necessarily be a default under another series.
The Finance Sub Indenture requires the Finance Sub Notes Trustee to give the holders of a series of Finance Sub Notes notice of a default for that series within 90 days after the occurrence thereof, if known to the Finance Sub Notes Trustee, unless the default is cured or waived before the giving of such notice. However, the Finance Sub Notes Trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The Finance Sub Notes Trustee may not, however, withhold this notice in the case of a payment default.
The Finance Sub Notes Trustee is not obligated to exercise any of its rights or powers under the Finance Sub Indenture at the request, order or direction of any of the holders of Finance Sub Notes, unless the holders have offered to the Finance Sub Notes Trustee security or indemnity reasonably satisfactory to the Finance Sub Notes Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request, order or direction.
Holders of a majority in principal amount outstanding of any series of Finance Sub Notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Finance Sub Notes Trustee, or of exercising any trust or power conferred upon the Finance Sub Notes Trustee, for such applicable series of Finance Sub Notes.
The Finance Sub Indenture includes a covenant that the Issuer and the Parent will deliver to the Finance Sub Notes Trustee, within 120 days after the end of each fiscal year of the Issuer, a written statement of no default or specifying the nature and status of any default that exists.

DESCRIPTION OF CELGENE CVRS
General
The Celgene CVRs were issued by Celgene pursuant to a Contingent Value Rights Agreement, dated as of October 15, 2010 (“Celgene CVR Agreement”), by and between Celgene and American Stock Transfer & Trust Company, LLC (“AST”), as trustee. Pursuant to that certain Agreement and Plan of Merger, dated as of June 30, 2010, by and among Celgene, Artistry Acquisition Corp., a Delaware corporation and Abraxis BioScience, Inc., a Delaware corporation (“Abraxis”), on October 15, 2010, the Celgene CVRs were issued by Celgene in respect of each share of common stock of Abraxis issued and outstanding at that time.
In connection with Bristol Myers Squibb’s acquisition of Celgene, Celgene assigned all of its rights, duties, obligations, liabilities and interests in the Celgene CVRs under the Celgene CVR Agreement (the “Assignment”) to Bristol Myers Squibb, pursuant to an Assignment, Assumption and Amendment Agreement, dated as of November 20, 2019 (the “Amendment Agreement”), among Bristol Myers Squibb, Celgene, AST and Equiniti Trust Company (as successor trustee to AST), a limited trust organized under the laws of the State of New York (the “Celgene CVRs Trustee”). The Assignment became effective immediately after the Celgene CVRs were listed on the New York Stock Exchange (such time, the “Effective Time”). The Amendment Agreement has been filed as an exhibit to the Annual Report.
Effective as of the Effective Time, Bristol Myers Squibb succeeded Celgene in respect of all of the covenants and conditions in the Celgene CVR Agreement, as amended by the Amendment Agreement, to be performed by Celgene.
The rights of holders of the Celgene CVRs are governed by and are subject to the terms and conditions of the Celgene CVR Agreement, which was filed as Exhibit 4.1 to Celgene’s Form 8-A12B, filed on October 15, 2010. The terms of the Celgene CVRs include those that are stated in the Celgene CVR Agreement and those that are made part of the Celgene CVR Agreement by reference to the applicable provisions of the Trust Indenture Act. Unless otherwise expressly stated below, all references herein to Bristol Myers Squibb prior to the Assignment refer to Celgene.
The following description of the Celgene CVRs is not complete and is qualified in its entirely by reference to the Celgene CVR Agreement and the Amendment Agreement. We encourage you to read the Celgene CVR Agreement and the Amendment Agreement for additional information.
Characteristics of the Celgene CVRs
The Celgene CVRs are not equity or voting securities of Bristol Myers Squibb and do not represent ownership interests in Bristol Myers Squibb, and holders of the Celgene CVRs are not entitled to any rights of a stockholder or other equity or voting security of Bristol Myers Squibb, either at law or in equity. The rights of the Celgene CVR holders are limited to those expressly provided for in the Celgene CVR Agreement.
Net Sales Payments and Milestone Payments
Each holder of a Celgene CVR is entitled to receive a pro rata portion, based on the number of the Celgene CVRs then outstanding, of each of the following cash payments that Bristol Myers Squibb is obligated to pay:
•Net Sales Payments. For each full one-year period ending December 31st during the term of the Celgene CVR Agreement, which we refer to as a net sales measuring period, Bristol Myers Squibb is obligated to pay:
•2.5% of the net sales of Abraxane® and the Abraxis pipeline product, that exceed $1 billion but are less than or equal to $2 billion for such period, plus
•an additional amount equal to 5% of the net sales of Abraxane® and the Abraxis pipeline products that exceed $2 billion but are less than or equal to $3 billion for such period, plus
•an additional amount equal to 10% of the net sales of Abraxane® and the Abraxis pipeline products that exceed $3 billion for such period.
No payments will be due under the Celgene CVR Agreement with respect to net sales of Abraxane® and the Abraxis pipeline products achieved after December 31, 2025, which is referred to as the “net sales payment termination date,” unless net sales for the net sales measuring period ending on December 31, 2025 are equal to or greater than $1 billion, in which case the net sales payment termination date will be extended until the last day of the net sales measuring period subsequent to December 31, 2025 during which net sales of Abraxane® and the Abraxis pipeline products are less than $1 billion or, if earlier, December 31, 2030.
In addition to the above, each holder of a Celgene CVR was entitled to receive a pro rata portion of two potential contingent milestone payments. The first contingent milestone payment was not achieved, as the October 2012 FDA approval of Abraxane® for use in the treatment of non-small cell lung cancer did not result in the use of a marketing label that included a progression-free survival claim. The second contingent milestone payment was achieved upon the FDA approval of Abraxane® for use in the treatment of pancreatic cancer permitting, Celgene (and Bristol Myers Squibb, after the Assignment) to market with a label that included an overall survival claim. This approval resulted in a subsequent payment of $300 million to Celgene CVR holders in October 2013.
Payment Dates
Within ten days after Bristol Myers Squibb files its annual report with the SEC (or within 90 days after each calendar year if Bristol Myers Squibb is not required to file periodic reports under Section 13 or 15(d) of the Exchange Act), Bristol Myers Squibb is required to provide a net sales statement to the Celgene CVRs Trustee that includes a calculation of net sales for Abraxane® and the Abraxis pipeline products with respect to the last completed calendar year. The net sales payments on the Celgene CVRs, if any, will be paid 15 days after delivery of such net sales statement.
Amounts payable by Bristol Myers Squibb in respect of the Celgene CVRs will be considered paid on the date due if on such date the Celgene CVRs Trustee or the paying agent, as applicable, holds money sufficient to pay all such amounts then due in accordance with the Celgene CVR Agreement. The Celgene CVRs Trustee and the paying agent, as applicable, will comply with all U.S. federal withholding requirements with respect to payments to holders of Celgene CVRs that Bristol Myers Squibb, the Celgene CVRs Trustee or the paying agent, as applicable, reasonably believes are applicable under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder. The consent of the Celgene CVR holder is not required for any such withholding.
Transferability of Celgene CVRs; Listing
The Celgene CVRs are freely transferable and any interest therein may be sold, assigned, pledged, encumbered or in any manner transferred or disposed of, in whole or in part, as long as the transfer or other disposition is made in accordance with the applicable provisions of the Celgene CVR Agreement and in compliance with applicable U.S. federal and state securities laws and any other applicable securities laws. A sale or exchange of a Celgene CVR would be a taxable transaction. See “Certain Material U.S. Federal Income Tax Consequences” included in the registration statement on Form S-4 (No. 333-168369) filed by Celgene on July 29, 2010 for a more detailed explanation.
Pursuant to the Amendment Agreement, the Celgene CVR Agreement was amended to provide that, effective immediately following the consummation of Bristol Myers Squibb’s acquisition of Celgene, Bristol Myers Squibb will use its reasonable best efforts to cause the Celgene CVRs to be approved for listing on The New York Stock Exchange, or such other national securities exchange, and maintain such listing for as long as the Celgene CVRs remain outstanding. The Celgene CVRs are currently listed on the New York Stock Exchange under the symbol “CELG RT.”
Selected Definitions Related to the Celgene CVR Agreement
The following terms are defined in the Celgene CVR Agreement. For the purposes of the Celgene CVRs and Celgene CVR Agreement:
“Diligent Efforts” means, with respect to any Product, efforts of a person to carry out its obligations in a diligent manner using such effort and employing such resources normally used by such person in the exercise of its reasonable business discretion relating to the research, development or commercialization of a product, that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile, the competitiveness of alternate products in the marketplace or under development, the launch or sales of a generic or biosimilar product, the regulatory structure involved, and the profitability of the applicable product (including pricing and reimbursement status achieved), and other relevant factors, including technical, commercial, legal, scientific, and/or medical factors.

“Existing Licenses” means those licenses and related agreements (for so long as they are in effect) with respect to the Products granted by Bristol Myers Squibb (or Celgene prior to the Assignment) or its affiliates to third parties (other than Bristol Myers Squibb or its affiliates) as in effect immediately prior to the completion of the merger (with such modifications thereto after the consummation of the merger that do not reduce the amounts of royalties, milestone payments or profit split payments thereunder).
“Net Sales” means, for each net sales measuring period, the sum of, without any duplication: (1) the gross amounts invoiced for the Products sold by Bristol Myers Squibb (or Celgene prior to the Assignment), its affiliates or its licensees (other than licensees under Existing Licenses) to third parties (other than Bristol Myers Squibb, its affiliates or its licensees) during such net sales measuring period, including wholesale distributors, less deductions from such amounts calculated in accordance with accounting standards so as to arrive at “net sales” under applicable accounting standards as reported by Bristol Myers Squibb, its affiliate or its licensee, as applicable, in such person’s financial statements, and further reduced by write-offs of accounts receivables or increased for collection of accounts that were previously written off; plus (2) (A) the amount of royalties and profit split payments received by Bristol Myers Squibb or its affiliates from their respective licensees under Existing Licenses for sales (but not the supply) of Products sold by such licensees to third parties (other than Bristol Myers Squibb or its affiliates or Celgene or its affiliates prior to the Assignment, as applicable) during such net sales measuring period, and (B) the amount of any milestone payments received during such net sales measuring period by Bristol Myers Squibb or its affiliates from their licensees under Existing Licenses with respect to the Products.
Any and all set-offs against gross invoice prices shall be calculated in accordance with applicable accounting standards. Sales or other commercial dispositions of a Product between Bristol Myers Squibb and its affiliates and its licensees shall be excluded from the computation of Net Sales; Product provided to third parties without charge, in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples shall be excluded from the computation of Net Sales; and no payments will be payable on such sales or such other commercial dispositions, except where such an affiliate or licensee is an end user of the Product.
Notwithstanding the foregoing, if a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of such Product in arm’s length transactions in the relevant country.
Notwithstanding the foregoing, in the event a Product is sold in conjunction with another active component, referred to as a combination product, in a particular country, Net Sales shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A+B), where A is the gross invoice price of the Product if sold separately in a country and B is the gross invoice price of the other product(s) included in the combination product if sold separately in such country. If no such separate sales are made by Bristol Myers Squibb, its affiliates or licensees in a country, Net Sales of the combination product shall be calculated in a manner determined by Bristol Myers Squibb in good faith based upon the relative value of the active components of such combination product.
“Products” means each of:
•the pharmaceutical product comprising the chemical compound having the chemical name of 5β,20-Epoxy-1, 2a,4,7β,10β,13a-hexahydroxytax-11-en-9-one 4,10-diacetate 2-benzoate 13-ester with (2R,3S)-N-benzoyl-3-phenylisoserine, known by the generic name “paclitaxel” and bound to albumin that is the subject of the New Drug Application No. 21-660 filed with the FDA and subject of the European Medicines Agency Marketing Authorization granted on January 11, 2008, together with all amendments and supplements to such FDA and European Medicines Agency approvals (identified by Celgene prior to the Assignment as Abraxane®); provided that in all cases such Product is an injectable formulation.
•the pharmaceutical product comprising the chemical compound having the chemical name of (2R,3S)-N-carboxy-3-phenylisoserine,N-tert-butyl ester, 13-ester with 5β-20-epoxy-1,2 ,4,7β,10β,13 -hexahydroxytax-11-en-9-one 4-acetate 2-benzoate, anhydrous bound to albumin that is the subject of the Investigational New Drug Application No. 73,527 filed with the FDA together with all amendments (identified by Celgene prior to the Assignment as “nab-docetaxel (ABI-008)”); provided that in all cases such Product is an injectable formulation.
•the pharmaceutical product comprising the chemical compound having the chemical name of (3S, 6R, 7E, 9R, 10R, 12R, 14S, 15E, 17E, 19E, 21S, 23S, 26R, 27R, 34aS)-9, 10, 12, 13, 14, 21, 22, 23, 24, 25, 26, 27, 32, 33, 34, 34a-hexadecahydro-9,27-dihydroxy-3-[(1R)-2-[(1S, 3R, 4R)-4-hydroxy-3-methoxycyclohexyl]-

1-methylethyl]-10,21-dimethoxy-6, 8, 12, 14, 20, 26-hexamethyl-23, 27-epoxy-3H-pyrido[2, 1-c][1,4] oxaazacyclohentriacontine -1, 5, 11, 28, 29 (4H,6H,31H)-pentone bound to albumin that is the subject of the Investigational New Drug Application No. 74.610 filed with the FDA together with all amendments (identified by Celgene prior to the Assignment as “nab-rapamycin (ABI-009)”); provided that in all cases such Product is an injectable formulation.
•the pharmaceutical product comprising the chemical compound having the chemical name of 17-allylamino-17-demethoxygeldanamycin, 17-allylamino geldanamycin bound to albumin that is the subject of the Investigational New Drug Application No. 78,298 filed with the FDA together with all amendments (identified by Celgene prior to the Assignment as “nab-17AAG (ABI-010)”); provided that in all cases such Product is an injectable formulation.
•the pharmaceutical product comprising the chemical compound having the chemical name of N-(1,2,3-trimethoxy-10-methylsulfanyl-9-oxo-5,6,7,9-tetrahydro-benzo[a]heptalen-7-yl)-3-[3-(1,2,3-trimethoxy-10-methylsulfanyl-9-oxo-5,6,7,9-tetrahydro-benzo[a]heptalen-7-yl)-ureido]-propionamide bound to albumin that is the subject of the Investigational New Drug Application No. 103,698 filed with the FDA together with all amendments (identified by Celgene prior to the Assignment as “nab-thiocolchicine dimer (ABI-011)”); provided that in all cases the Product is an injectable formulation.
•the pharmaceutical product comprising the chemical compound having the chemical name of (αR, βS)-β-[[(1, 1-Dimethylethoxy)carbonyl]amino]-α-(hexanoyloxy)benzenepropanoic acid (2aR, 4S, 4aS, 6R, 9S, 11S, 12S, 12aR, 12bS)-12b-(acetyloxy)-12-(benzoyloxy)-2a, 3, 4, 4a, 5, 6, 9, 10, 11, 12, 12a, 12b-dodecahydro-4, 6, 11-trihydroxy-4a, 8, 13, 13-tetramethyl-5-oxo-7, 11-methano-1H-cyclodecal[3, 4]benz[1, 2-b]oxet-9-yl ester bound to albumin (identified by Celgene prior to the Assignment as “nab-novel taxane (ABI-013)”) provided that in all cases the Product is an injectable formulation.
•the pharmaceutical product comprising the chemical compound having the chemical name of Benzenepropanoic acid, β-(benzoylamino)-α-hydroxy-, 6, 12bbis(acetyloxy)-12-(benzoyloxy)-2a, 3, 4, 4a, 5, 6, 9, 10, 11, 12, 12a, 12bdodecahydro-4, 11-dihydroxy-4a, 8, 13, 13-tetramethyl-5-oxo-7, 11-methano-1H-cyclodeca[3, 4]benz[1, 2-b]-oxet-9-yl ester, [2aR-[2aα, 4β, 4aβ, 6β, 9α(αR*, βS*), 11α, 12α, 12aα, 12bα]] bound to albumin that is the subject of the Investigational New Drug Application No. 63, 082 filed with the FDA together with all amendments (identified by Celgene prior to the Assignment as “Coroxane”); provided that in all cases the Product is an injectable formulation.
“Regulatory Approval” means all approvals from the FDA or other non-U.S. regulatory authority necessary for the commercial manufacture, marketing and sale of a product in the U.S. or other jurisdiction in accordance with applicable law.
Subordination
As a result of the Assignment, the Celgene CVRs are unsecured obligations of Bristol Myers Squibb and all payments on the Celgene CVRs, all other obligations under the Celgene CVR Agreement and any rights or claims relating to the Celgene CVRs and the Celgene CVR Agreement will be subordinated in right of payment to the prior payment in full of senior obligations of Bristol Myers Squibb, including the principal of, premium (if any) and interest on, and all other amounts owing thereon:
•with respect to borrowed money;
•evidenced by notes, debentures, bonds or other similar debt instruments;
•with respect to the net obligations owed under interest rate swaps or similar agreements or currency exchange transactions;
•as a result of reimbursement obligations in respect of letters of credit and similar obligations;
•in respect of capital leases; or
•as a result of guarantees in respect of obligations referred to in the first five bullets above; unless, in any case, the instrument creating or evidencing the foregoing or pursuant to which the foregoing is outstanding provides that such obligations are pari passu to or subordinate in right of payment to the Celgene CVRs.

Bristol Myers Squibb’s senior obligations do not include:
•trade debt incurred in the ordinary course of business;
•any intercompany indebtedness between Bristol Myers Squibb and any of its subsidiaries or affiliates;
•indebtedness of Bristol Myers Squibb that is subordinated in right of payment to Bristol Myers Squibb’s senior obligations;
•indebtedness or other obligations of Bristol Myers Squibb that by its terms ranks equal or junior in right of payment to the Celgene CVR payments, milestone, and net sales payments, and all other obligations under the Celgene CVR Agreement;
•indebtedness of Bristol Myers Squibb that, by operation of applicable law, is subordinate to any general unsecured obligations of Bristol Myers Squibb; and
•indebtedness evidenced by any guarantee of indebtedness ranking equal or junior in right of payment to the Celgene CVR payments.
Upon any distribution to creditors of Bristol Myers Squibb in liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceedings of Bristol Myers Squibb, holders of senior obligations of Bristol Myers Squibb (as described above) will be entitled to payment in full in cash of all such obligations prior to any payment being made on the Celgene CVRs. In addition, Bristol Myers Squibb may not make any payment or distribution to any Celgene CVR holder of the Celgene CVR payments or other obligation under the Celgene CVR Agreement or acquire from any Celgene CVR holder for cash any Celgene CVR, or propose the foregoing:
•if any default on any senior obligations exceeding $25 million in aggregate principal amount would occur as a result of such payment, distribution or acquisition;
•during the continuance of any payment default in respect of any senior obligations (after expiration of any applicable grace period) exceeding $25 million in aggregate principal amount;
•if the maturity of any senior obligations representing more than $25 million in aggregate principal amount is accelerated in accordance with its terms and such acceleration has not been rescinded; or
•following the occurrence of any default (other than a payment default, and after the expiration of any applicable grace period) with respect to any senior obligations with an aggregate principal amount of more than $25 million, the effect of which is to permit the holders of such senior obligations (or a trustee or agent acting on their behalf) to cause, with the giving of notice if required, the maturity of such senior obligations to be accelerated, for a period commencing upon the receipt by the Celgene CVRs Trustee (with a copy to Bristol Myers Squibb) of a written notice of such default from the representative of the holders of such senior obligations and ending when such senior obligations are paid in full in cash or cash equivalents or, if earlier, when such default is cured or waived.
Reporting Obligations
The Celgene CVR Agreement provides that Bristol Myers Squibb will file with the Celgene CVRs Trustee:
•within 15 days after Bristol Myers Squibb is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Bristol Myers Squibb is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act;
•if Bristol Myers Squibb is not required to file periodic reports under Section 13 or 15(d) the Exchange Act, within 45 days after each calendar quarter (other than the last quarter of each calendar year), quarterly financial information and, within 90 days after each calendar year, annual financial information that would be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange (provided that Bristol Myers Squibb also delivers with, or includes within, the
•annual reports referred to in this bullet point and the preceding bullet point a calculation of net sales for Abraxane® and the Abraxis pipeline products for the annual period to date);

•within ten days after Bristol Myers Squibb files its annual report with the SEC for any year if Bristol Myers Squibb is required to file periodic reports under Section 13 or 15(d) of the Exchange Act, or if Bristol Myers Squibb is not required to file periodic reports under Section 13 or 15(d) of the Exchange Act within ninety (90) days after each calendar year, a net sales statement with respect to the last completed calendar year; and
•within four business days after the occurrence of any milestone, a notice stating that the milestone has occurred, the amount of the corresponding milestone payment and the applicable milestone payment date.
In addition, Bristol Myers Squibb is required to file with the Celgene CVRs Trustee such additional information, documents and reports with respect to compliance by Bristol Myers Squibb with the conditions and covenants of the Celgene CVR Agreement, and make available to the Celgene CVR holders on Bristol Myers Squibb’s website as of the date of the filing of the foregoing materials with the Celgene CVRs Trustee, the information, documents and reports required to be filed by Bristol Myers Squibb as described above.
Audit
Upon the written request of holders representing at least a majority of the outstanding Celgene CVRs and no more than once during any calendar year, and upon reasonable notice, Bristol Myers Squibb is required to permit an independent certified public accounting firm of nationally recognized standing (jointly agreed by such holders and Bristol Myers Squibb) to have access to such records of Bristol Myers Squibb as may be reasonably necessary to verify the accuracy of the net sales statements and the figures underlying the calculations set forth in such net sales statement for any period within the preceding three years that has not previously been audited.
If the independent certified public accountant concludes that any net sales payment should have been greater than the net sales payment as set forth in the net sales statement, Bristol Myers Squibb is required to pay such shortfall with respect to each Celgene CVR within six months of the date that the holders representing at least a majority of the outstanding Celgene CVRs deliver the written report of the independent certified public accountants to Bristol Myers Squibb, with such shortfall amount bearing interest at a rate equal to the sum of 2% plus the prime rate of interest quoted in the Money Rates section of The Wall Street Journal beginning thirty days after the majority holders deliver to Bristol Myers Squibb the written report of the independent certified public accountants until payment is made to the Celgene CVRs Trustee. The decision of the independent certified public accountant shall be final, conclusive and binding on Bristol Myers Squibb and the Celgene CVR holders. The fees charged by the independent certified public accounting firm will be paid by Bristol Myers Squibb if the amount originally paid is more than 10% below the amount due pursuant to the independent written report. The Celgene CVR holders shall pay the fees charged by the independent certified public accounting firm if the amount originally paid by Bristol Myers Squibb is equal to or less than 10% below the amount due pursuant to the independent written report, which amount Bristol Myers Squibb may deduct from any future Celgene CVR payments.
If no review of the net sales statement is requested by holders of a majority of the Celgene CVRs within three years following the end of any net sales measuring period, the calculation of the net sales payment set forth in the net sales statement shall be binding on all Celgene CVR holders.
Bristol Myers Squibb has agreed not to, and to cause its affiliates not to, enter into any license or distribution agreement with any third party (other than Bristol Myers Squibb or its affiliates) with respect to any Product unless such agreement contains provisions that would allow an independent certified public accountant appointed pursuant to the Celgene CVR Agreement such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform such independent certified public accountant’s duties under the Celgene CVR Agreement; provided that Bristol Myers Squibb and its affiliates will not be required to amend any Existing Licenses.
Diligent Efforts
As a result of the Assignment, Bristol Myers Squibb has agreed to use Diligent Efforts, until the net sales payment termination date, to sell Abraxane® or any of the Abraxis pipeline products for which Celgene (prior to the Assignment) has obtained Regulatory Approval for the commercial manufacture, marketing and sale thereof.
Covenants
The Celgene CVR Agreement provides that while any Celgene CVRs remain outstanding, Bristol Myers Squibb (as the successor person to Celgene as a result of the Assignment) will not merge or consolidate with or into any other person or sell or convey all or substantially all of its assets to any person, unless (1) Bristol Myers Squibb shall be the continuing person, or the successor person which acquires by sale or conveyance substantially all the assets of Bristol Myers Squibb (including the shares of Abraxis) shall be a person organized under the laws of the United States of America or any State thereof and shall expressly assume by an instrument, executed and delivered to the Celgene CVRs Trustee, in form satisfactory to the Celgene CVRs Trustee, the due and punctual payment of the Celgene CVRs, and the due and punctual performance and observance of all of the covenants and conditions of the Celgene CVR Agreement to be performed or observed by Bristol Myers Squibb and (2) Bristol Myers Squibb or its successor would not be in default of the covenants and conditions of the Celgene CVR Agreement immediately following the merger, consolidation or sale. However, pursuant to the Amendment Agreement, Bristol Myers Squibb may assign the Celgene CVR Agreement without the prior written consent of the other parties to the Celgene CVR Agreement to one or more of its affiliates; provided, that Bristol Myers Squibb will remain subject to its obligations and covenants under the Celgene CVR Agreement, unless and to the extent performed by the assignee.
Bristol Myers Squibb has also agreed not to enter into any binding agreement, arrangement or understanding or take or permit to be taken any action that would, or would reasonably be expected to, delay or prevent Bristol Myers Squibb’s ability to timely make payment of the net sales payments or milestone payments, if any, when due.
The Celgene CVR Agreement provides that while any Celgene CVRs remain outstanding, Bristol Myers Squibb and its affiliates will not, directly or indirectly, sell, transfer, convey or otherwise dispose of their respective rights in any Product to a third party (other than Bristol Myers Squibb or its affiliates), unless at all times after any such sale, transfer, conveyance or other disposition, the gross amounts invoiced for the Products by the applicable transferee (or the amounts of royalties, profit split payments and milestone payments, as described in clause (2) of the definition of Net Sales, with respect to Existing Licenses, as applicable) will be reflected in Net Sales in accordance with the terms of the Celgene CVR Agreement (with the transferee substituted for Bristol Myers Squibb for purposes of the definition of Net Sales) as if such transferee was Bristol Myers Squibb, and the contract for such sale, transfer, conveyance or other disposition (which Bristol Myers Squibb will take all reasonable actions necessary to enforce in all material respects) will provide for such treatment and will require the transferee to comply with certain covenants in the Celgene CVR Agreement to the same extent as Bristol Myers Squibb.
Events of Default
Each one of the following events is an event of default under the Celgene CVR Agreement:
•default in the payment of all or any part of the net sales payments or milestone payments after a period of ten business days when they become due and payable;
•material default in the performance, or breach in any material respect, of any other covenant or warranty of Bristol Myers Squibb in respect of the Celgene CVRs, and continuance of such default or breach for a period of ninety days after written notice has been given to Bristol Myers Squibb by the Celgene CVRs Trustee or to Bristol Myers Squibb and the Celgene CVRs Trustee by the holders of a majority of the outstanding Celgene CVRs specifying such default or breach and requiring it to be remedied;
•a court having jurisdiction in the premises entering a decree or order for relief in respect of Bristol Myers Squibb in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, Celgene CVRs Trustee or sequestrator (or similar official) of Bristol Myers Squibb or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order remaining unstayed and in effect for a period of 90 consecutive days; or
•Bristol Myers Squibb commencing a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consenting to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, Celgene CVRs Trustee or sequestrator (or similar official) of Bristol Myers Squibb or for any substantial part of its property, or making any general assignment for the benefit of creditors.
If an event of default described above occurs and is continuing, then, and in each and every such case, either the Celgene CVRs Trustee or the Celgene CVRs Trustee upon the written request of holders of a majority of the outstanding Celgene CVRs, shall bring suit to protect the rights of the holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the default interest rate (as set forth in the Celgene CVR Agreement) until payment is made to the Celgene CVRs Trustee.
The foregoing provisions, however, are subject to the condition that if, at any time after the Celgene CVRs Trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, Bristol Myers Squibb shall pay or shall deposit with the Celgene CVRs Trustee a sum sufficient to pay all amounts which shall have become due (with interest upon such overdue amount at the default interest rate specified in the Celgene CVR Agreement to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Celgene CVRs Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the Celgene CVRs Trustee, and if any and all events of default under the Celgene CVR Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the holders of a majority of all the Celgene CVRs then outstanding, by written notice to Bristol Myers Squibb and to the Celgene CVRs Trustee, may waive all defaults with respect to the Celgene CVRs, but no such waiver or rescission and annulment will extend to or will affect any subsequent default or shall impair any right consequent thereof.
Bristol Myers Squibb has agreed to file with the Celgene CVRs Trustee written notice of the occurrence of any event of default or other default under the Celgene CVR Agreement within five business days of its becoming aware of any such default or event of default. Bristol Myers Squibb has also agreed to deliver to the Celgene CVRs Trustee within 90 days after the end of each fiscal year an officer’s certificate stating whether Bristol Myers Squibb is in default in the performance and observance of any of the conditions or covenants under the Celgene CVR Agreement and if Bristol Myers Squibb is in default, specifying all such defaults and their nature and status.
Restrictions on Purchases by Bristol Myers Squibb and Affiliates
The Celgene CVR Agreement does not prohibit Bristol Myers Squibb or any of its subsidiaries or affiliates from acquiring the Celgene CVRs, whether in open market transactions, private transactions or otherwise.
Amendment of Celgene CVR Agreement without Consent of Celgene CVR Holders
Without the consent of any Celgene CVR holders, Bristol Myers Squibb and the Celgene CVRs Trustee may amend the Celgene CVR Agreement for any of the following purposes:
•to convey, transfer, assign, mortgage or pledge to the Celgene CVRs Trustee as security for the Celgene CVRs any property or assets;
•to evidence the succession of another person to Bristol Myers Squibb, and the assumption by any such successor of the covenants of Bristol Myers Squibb in the Celgene CVR Agreement and in the Celgene CVRs;
•to add to Bristol Myers Squibb’s covenants such further covenants, restrictions, conditions or provisions as its board of directors and the Celgene CVRs Trustee shall consider to be for the protection of Celgene CVR holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the Celgene CVR Agreement, provided that in respect of any such additional covenant, restriction, condition or provision, such amendment may (1) provide for a particular grace period after default, (2) provide for an immediate enforcement upon such event of default, (3) limit the remedies available to the Celgene CVRs Trustee upon such event of default, or (4) limit the right of the holders of a majority of the outstanding Celgene CVRs to waive an event of default;
•to cure any ambiguity, to correct or supplement any provision in the Celgene CVR Agreement or in the Celgene CVRs which may be defective or inconsistent with any other provision in the Celgene CVR Agreement, provided that these provisions shall not materially reduce the benefits of the Celgene CVR Agreement or the Celgene CVRs to the Celgene CVR holders;
•to make any other provisions with respect to matters or questions arising under the Celgene CVR Agreement, provided that such provisions shall not adversely affect the interests of the Celgene CVR holders;
•to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act, if applicable; or
•to make any change that does not adversely affect the interests of the Celgene CVR holders.

Amendment of Celgene CVR Agreement with Consent of Celgene CVR Holders
With the consent of the holders of at least a majority of the outstanding Celgene CVRs, Bristol Myers Squibb and the Celgene CVRs Trustee may make other amendments to the Celgene CVR Agreement, provided that no such amendment shall, without the consent of each holder of a Celgene CVR affected thereby:
•modify in a manner adverse to the Celgene CVR holders (1) any provision contained in the Celgene CVR Agreement with respect to the termination of the Celgene CVR Agreement or the Celgene CVRs, or (2) the time for payment and amount of the net sales payment or milestone payment or otherwise extend the maturity of the Celgene CVRs or reduce the amounts payable in respect of the Celgene CVRs or modify any other payment term or payment date (except that this provision does not impair the right of Bristol Myers Squibb to redeem the Celgene CVRs as described under “- Celgene CVR Redemption Rights” below);
•reduce the number of Celgene CVRs, the consent of whose holders is required for any such amendment; or
•modify any of the provisions of the Celgene CVR Agreement regarding amendments to the Celgene CVR Agreement, except to increase the percentage of outstanding Celgene CVRs required for an amendment or to provide that certain other provisions of the Celgene CVR Agreement cannot be modified or waived without the consent of each Celgene CVR holder affected by such modification or waiver.
Celgene CVR Redemption Rights
Subject to certain notice requirements described below, Bristol Myers Squibb may, at any time on and after the date that 50% of the Celgene CVRs either are no longer outstanding and/or repurchased, acquired, redeemed or retired by Bristol Myers Squibb, optionally redeem all (but not less than all) of the outstanding Celgene CVRs at a cash redemption price equal to the average price paid per Celgene CVR for all Celgene CVRs previously purchased by Bristol Myers Squibb calculated as of the business day immediately prior to the date of the notice of redemption.
In order to optionally redeem the Celgene CVRs, Bristol Myers Squibb must give a notice to the Celgene CVRs Trustee at least 45 days but not more than 60 days prior to the redemption date and a notice to each Celgene CVR holder whose Celgene CVRs are to be redeemed at least 30 days but not more than 60 days prior to the redemption date.
The notice to the Celgene CVRs Trustee must include (1) the clause of the Celgene CVR Agreement pursuant to which the redemption shall occur, (2) the redemption date, (3) the amount of Celgene CVRs to be redeemed and (4) the redemption price.
The notice to the Celgene CVR holders must include:
•the redemption date;
•the redemption price;
•the name and address of the paying agent;
•a statement that Celgene CVRs called for redemption must be surrendered to the paying agent to collect the redemption price;
•a statement that unless Bristol Myers Squibb defaults in making such redemption payment, all right, title and interest in and to the Celgene CVRs and any Celgene CVR payments will cease to accrue on and after the redemption date;
•the clause of the Celgene CVR Agreement pursuant to which the Celgene CVRs called for redemption are being redeemed; and
•a statement that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the Celgene CVRs.
If less than all of the Celgene CVRs are to be redeemed or purchased at any time, the Celgene CVRs Trustee will select the Celgene CVRs to be redeemed or purchased among the Celgene CVR holders in compliance with the requirements of the principal national securities exchange, if any, on which the Celgene CVRs are listed or, if the Celgene CVRs are not so listed, on a pro rata basis, by lot or in any other method the Celgene CVRs Trustee considers fair and appropriate.
Control by Holders
Holders of at least a majority of the Celgene CVRs at any time outstanding have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Celgene CVRs Trustee, or exercising any power conferred on the Celgene CVRs Trustee with respect to the Celgene CVRs by the Celgene CVR Agreement; provided that such direction is not otherwise than in accordance with law and the provisions of the Celgene CVR Agreement; provided further that subject to the Celgene CVR Agreement, the Celgene CVRs Trustee has the right to decline to follow any such direction if the Celgene CVRs Trustee determines that the action or proceeding so directed may not lawfully be taken or if the Celgene CVRs Trustee determines in good faith that the action or proceedings so directed would involve the Celgene CVRs Trustee in personal liability or that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of holders of the Celgene CVRs not joining in the giving of said direction. The Celgene CVRs Trustee is under no obligation to exercise any of the rights or powers vested in it by the Celgene CVR Agreement at the request or direction of any of the holders pursuant to the Celgene CVR Agreement, unless such holders have offered to the Celgene CVRs Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
The Celgene CVRs Trustee
We may from time to time have other customary relationships with the Celgene CVRs Trustee.